SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

March 28, 2018

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33228 (Commission File Number)	20-0065053 (IRS Employer Identification No.)

12655 North Central Expressway, Suite 1000, Dallas, TX 75243

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events

Zion Oil and Gas, Inc., a Delaware corporation, which has an active petroleum exploration license onshore Israel, the Megiddo-Jezreel License (“MJL”), comprising approximately 99,000 acres, announces that it has finalized procurement details for equipment and personnel needed to commence well testing on its Megiddo Jezreel #1 (MJ #1) well. Zion also announces that its Annual Shareholder Meeting will be held on Tuesday, June 5, 2018 at the Westin Dallas Park Central, 12720 Merit Drive, Dallas, Texas, at 2:00 CST, and would like to invite each of our shareholders to attend.

Zion’s President and Chief Operations Officer, Dustin Guinn, stated, “Our geoscience team has done a great job of working with our third party petrophysical contractors to evaluate our wireline logs to identify multiple zones about which we are excited. The live oil encountered in the well is obviously an exciting development, but having what we believe to be confirmatory log analysis only adds to my enthusiasm. In parallel to our geoscience work, we are pleased to have secured all the equipment necessary to safely and comprehensively test our MJ#1 well. The majority of this equipment was sourced from the Netherlands, and barring any unforeseen delays, will arrive in Israel soon after Passover, allowing us to commence testing operations in late April.”

Zion’s CEO, Victor G. Carrillo, added, “We, like our shareholders, are anxious to know whether the MJ #1 well will be a commercial success and we thank you for your patience.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 –	Press release dated March 28, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: March 28, 2018	By:	/s/ Victor G. Carrillo
Victor G. Carrillo
Chief Executive Officer

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